Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-3 No. 333-196839) and related Prospectus of Tsakos Energy Navigation Limited for the registration of common shares, preferred shares, warrants, rights, debt securities, depositary shares, purchase contracts and units, and to the incorporation by reference therein of our reports dated April 11, 2014, with respect to the consolidated financial statements of Tsakos Energy Navigation Limited, and the effectiveness of internal control over financial reporting of Tsakos Energy Navigation Limited, included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

July 25, 2014